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                                 EXHIBIT 24.1

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                    [LETTERHEAD OF REEL & SWAFFORD, PLLC]


                        Independent Auditors' Consent

The Board of Directors
United Petroluem Corporation

We consent to the reference to our firm under the caption "Experts" in the 1997 Amendment No. 2 to the 1994 Stock Option and Stock Bonus Plan of United Petroleum Corporation and Subsidiaries (UPET) on Form S-8 and to the use in such registration statement of our report dated April 3, 1997, on the consolidated balance sheets of UPET as of December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended.

The Form S-8 is for the purpose of registering an additional 1,000,000 shares of UPET common stock for the above referenced plan.


/s/ Reel & Swafford, PLLC
Reel & Swafford, PLLC
Certified Public Accountants

Nashville, Tennessee
October 23, 1997